UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RUMBLE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

This supplement (“Supplement”) relates to the notice of annual meeting of stockholders and proxy statement (the “Proxy Statement”) of Rumble Inc., a Delaware corporation ("Rumble," "us," or the “Company”), previously filed by us with the Securities and Exchange Commission (“SEC”) on April 24, 2024 and furnished to our stockholders in connection with the solicitation of proxies by our board of directors (the “Board”) for the 2024 annual meeting of stockholders (the “Annual Meeting”) to be held on June 14, 2024, or any postponement or adjournment thereof.

The purpose of this Supplement is to remind our stockholders to vote their shares in accordance with the instructions included in the Proxy Statement and to also provide updated biographical information for two of our current Board members, Paul Cappuccio and Robert Arsov, who are also nominees to be elected to the Board at the Annual Meeting. Except as supplemented by the information contained herein, this Supplement does not revise or update any of the information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

Updated Biographical Information

Paul Cappuccio, age 63, has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Legacy Rumble from January 2021 through September 2022. Mr. Cappuccio serves as a partner at Torridon Law PLLC, a position he has held since late April 2024. Mr. Cappuccio has also served as a director of Chipotle Mexican Grill, Inc. (NYSE: CMG) from 2016 to 2020 (where Mr. Cappuccio served as the chairman of the Nominating and Governance Committee and on the Audit Committee) and Central European Media Enterprises (Nasdaq: CETV) from 2009 to 2018. Mr. Cappuccio also served as the Chief Legal Officer and General Counsel of NJOY, LLC, a privately-held company that sells electronic nicotine delivery systems to adult smokers and former smokers, from January 2020 to June 2023. From 2019 to 2020, Mr. Cappuccio served as Vice Chairman of dtx, a digital company that connects consumers with brands through QR codes. From January 2001 to June 2018, Mr. Cappuccio served as Executive Vice President and General Counsel of Time Warner, Inc., a consolidated worldwide media and entertainment company. From August 1999 to January 2001, he served as Senior Vice President and General Counsel at America Online, Inc., an internet access company. Prior to this, Mr. Cappuccio was a partner at Kirkland & Ellis and served as an Associate Deputy Attorney General at the U.S. Department of Justice. Additionally, Mr. Cappuccio served as a law clerk to two Justices of the Supreme Court of the United States, the Hon. Anthony M. Kennedy and the Hon. Antonin Scalia. Mr. Cappuccio received his J.D. from Harvard Law School and a B.A. from Georgetown University. We believe that Mr. Cappuccio’s experience as a leader in the legal, media and entertainment, and technology industries, as well as his prior service on multiple public company boards, qualifies him to serve as a member of our Board of Directors.

Robert Arsov, age 49, has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Legacy Rumble from 2014 through September 2022. Mr. Arsov is a Founding Partner of Hoplon Capital, which was formed in May 2021. Mr. Arsov was a Senior Advisor at Guggenheim Partners, a position he held until May 2023. Prior to becoming Senior Advisor, he was a Senior Managing Director at Guggenheim Partners from May 2014 to May 2021, where he advised companies across the technology and IT/business services sectors, with special focus on the insurance, financial services, healthcare, cloud/network infrastructure and communications end-markets. He also maintained an active M&A advisory practice in the biotech and pharma sectors. Mr. Arsov was previously a member of the M&A group at Credit Suisse and its predecessor company Donaldson, Lufkin & Jenrette in New York. Mr. Arsov holds a B.S. degree from the Haas School of Business at the University of California at Berkeley. We believe that Mr. Arsov’s extensive business and financial experience qualifies him to serve as a member of our Board of Directors.

Additional Information Regarding Voting

If you have already voted and do not wish to change your vote, you do not need to do anything. Your votes will be tabulated as you previously instructed. You may revoke your proxy or change your vote by following the procedures described in the Proxy Statement. If you have not already voted, you may do so by following the procedures described in the Proxy Statement. We urge stockholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the Proxy Statement.

The Board continues to recommend that you vote “FOR” the election to the Board of each of the seven nominees named in the Proxy Statement.